EXHIBIT 99.1

                         LASER Mortgage Management, Inc.
                     Board of Directors Unanimously Approves
      Reincorporation Merger and Liquidation and Dissolution of the Company

New York, New York, May 31, 2001. LASER Mortgage Management, Inc. (NYSE:LMM) announced today that its Board of Directors unanimously approved the merger of the Company with and into its wholly-owned Delaware subsidiary, pursuant to which the Company's state of incorporation will be changed from Maryland to Delaware. Upon completion of the merger, the surviving Delaware entity will be liquidated and dissolved. The merger, liquidation and dissolution and related documents, including a plan of liquidation and dissolution, will be submitted to shareholders for their approval at the annual meeting scheduled to be held on July 27, 2001. As presently envisioned, the plan of liquidation and dissolution would provide for an initial cash distribution, after obtaining approval of the Delaware Court of Chancery, of approximately $3.00 per outstanding share of common stock, with additional cash distributions resulting from the disposition of the Company's remaining assets expected to occur within the following three years, after providing for expenses. The total amount of distributions to shareholders is estimated to range between $4.15 and $4.35 per share, but this is subject to change based on numerous factors, including future investment results and operating expenses, the Delaware Court of Chancery modifying the distribution amounts and timing currently envisioned under the plan of liquidation and distribution, unanticipated claims or expenses and income received, if any, from our pending litigation against Asset Securitization Corporation, Nomura Asset Capital Corp. and Nomura Securities International, Inc.

LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. As of May 30, 2001, the Company estimates that its net asset value per share was within the range of approximately $4.30 to $4.40.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LASER Mortgage Management, Inc.' s business which are not historical facts are "forward-looking" statements that involve risk and uncertainties.

                  Date:             May 31, 2001

                  Contact:          LASER Mortgage Management, Inc.
                                    Mr. Charles R. Howe II
                                    Chief Financial Officer
                                    212-758-2024